EXHIBIT 99.1	PRESS RELEASE DATED MARCH 15, 2011

ProPhase Labs Reports Fourth Quarter
and Year End 2010 Results

DOYLESTOWN, Pennsylvania – March 15, 2011. ProPhase Labs (NASDAQ: PRPH) www.ProPhaseLabs.com today reported net sales of $6.2 million for the three months ended December 31, 2010, compared to net sales of $9.1 million for the three months ended December 31, 2009.

The Company incurred a net loss for the three months ended December 31, 2010, of $1.1 million, or ($0.08) per share, compared to a net income of $1.8 million, or $0.14 per share, for the three months ended December 31, 2009.

Results for the fourth quarter of 2010 compared to the fourth quarter of 2009 primarily reflect a decrease in net sales of $2.9 million and an increase in sales and marketing expenditures of $1.7 million.  The decline in net sales is principally due to (i) an acceleration in fiscal 2009 of our retail customer purchases and stocking for the 2009-2010 Cold Season into the fourth quarter of fiscal 2009 which skewed net sales for that cold season and (ii) a decrease by our retail customers purchases in the fourth quarter of fiscal 2010 in an effort to better align their purchases and inventory levels with the projected timing of the incidence levels of upper respiratory disorders during the 2010-2011 Cold Season.  The increase in sales and marketing expense for fourth quarter of 2010 compared to the fourth quarter of 2009 was principally due to an increase in traditional media purchases in print, digital, out-of-home and television as the Company strategically expanded its marketing and promotional program investment principally for its flagship Cold-EEZE® brand.

For the year ended December 31, 2010, net sales were $14.5 million, compared to net sales of $19.8 million, for the year ended December 31, 2009.

The Company realized a $5.3 million decrease in net sales which was partially offset by a $3.8 million decrease in administrative and research and developments costs for fiscal 2010, as compared to fiscal 2009.

As a consequence of the above factors, the net loss for the year ended December 31, 2010 was $3.5 million, or ($0.25) per share, compared to a net loss of $3.8 million, or ($0.30) per share, for the year ended December 31, 2009.

“We are a company in the midst of a successful transition.  In 2010 we accomplished several major initiatives,” said Ted Karkus, ProPhase Labs Chairman and CEO.  “We modernized and improved the flavor, packaging, marketing, and market presence of our core Cold-EEZE brand; we completed our internal operations improvement process by shedding or restructuring unfavorable business arrangements entered into in prior years; we upgraded our staff while reducing costs and headcount; and we overhauled our system software to better integrate our manufacturing facility with our headquarters and to better communicate with our important retail customers.  We revitalized the Cold-EEZE brand with an efficient and effective marketing campaign and thereby strengthened the company’s foundation for the future.”

“Unfortunately, we accomplished all of this during a calendar year in which there was virtually no cold season at the retail level. As explained in prior quarterly reports and conference calls, in late 2009 retailers loaded up their inventory for an anticipated swine flu outbreak which never materialized. Consequently, this inventory was sold off by retailers throughout 2010.  Forecasters predicted that the 2010-2011 cough/cold season would start late in the year, and in fact, did not pick up until December.  Consequently, retailers kept inventories low, reduced shelf space across the category and decreased display opportunities.”

“In 2010 we turned the languishing, single-product Kids-EEZE® line into a multi-dimensional product line.  We upgraded the Kids-EEZE taste and packaging, lowered the price to be competitive and added formulas for cough/cold and allergies. We invested in various promotional initiatives to re-launch Kids-EEZE and successfully restructured unfavorable multi-million dollar contractual obligations (entered into in prior years).  All told, the Kids-EEZE restructuring and repositioning cost us significantly.  These burdens are now substantially behind us though success cannot be guaranteed.”

“The bottom line is that in a year with an unusually low incidence of upper respiratory illness, facing challenges and constraints inherited from prior years, we have successfully transitioned ourselves into a lean but solid company, with brands that have growth potential.  We have achieved initial success with regard to our short term goals of corporate restructuring and brand rehabilitation efforts, and have laid the foundation for growth in 2011.  We diverted dollars that historically went into the Pharma division and spent aggressively on promoting our core brands.  We sacrificed short term profits for what we hope will be longer term robust, sustainable growth and profitability”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer and manufacturer of the Cold-EEZE® family of lozenges clinically proven to significantly reduce the severity and duration of the common cold. Cold-EEZE customers include leading national retailers, chain food, drug and mass merchandise stores, wholesalers and distributors, as well as independent pharmacies. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE lozenges and fulfill other contract manufacturing opportunities.  ProPhase also owns 50% of Phusion Laboratories, LLC (“Phusion”).  Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds.  Phusion will formulate and test products to exploit market opportunities within ProPhase’s robust OTC distribution channels.   For more information visit us at www.ProPhaseLabs.com.

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement.  Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition.

Contact info:

Investor Contact
Ted Karkus
Chairman and CEO
ProPhase Labs, Inc.
(215) 345-0919 x 0

PROPHASE LABS, INC & SUBSIDARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Net sales	$6,191	$9,104	$14,502	$19,816

Cost of sales	2,612	3,794	5,672	8,247

Gross profit	3,579	5,310	8,830	11,569

Operating expenses:
Sales and marketing	3,158	1,427	5,576	4,852
Administrative	1,523	1,842	6,054	9,344
Research and development	82	333	794	1,308
	4,763	3,602	12,424	15,504

Income (loss) from operations	(1,184)	1,708	(3,594)	(3,935)

Other income (expense)	12	(11)	53	9

Income (loss) from operations before income taxes	(1,172)	1,697	(3,541)	(3,926)

Income tax (benefit)	(40)	(84)	(40)	(84)

Net income (loss)	$(1,132)	$1,781	$(3,501)	$(3,842)

Basic earnings (loss) per share:
Income (loss) from operations	$(0.08)	$0.14	$(0.25)	$(0.30)
Net income (loss)	$(0.08)	$0.14	$(0.25)	$(0.30)

Diluted earnings (loss) per share:
Income (loss) from operations	$(0.08)	$0.14	$(0.25)	$(0.30)
Net income (loss)	$(0.08)	$0.14	$(0.25)	$(0.30)

Weighted average common shares outstanding
Basic	14,684	13,033	14,285	12,963
Diluted	14,684	13,033	14,285	12,963

PROPHASE LABS, INC & SUBSIDARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2010	December 31, 2009

Cash and cash equivalents	$8,232	$12,801
Accounts receivable, net	$4,821	$3,599
Inventory	$1,682	$1,405
Total current assets	$15,756	$18,746
Total assets	$21,695	$21,330

Total current liabilities	$8,235	$7,271
Total stockholders' equity	$13,460	$14,059